EXHIBIT 12.8

PENNSYLVANIA ELECTRIC COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,	Jan. 1-	Nov. 7-	Year Ended December 31,

	2000	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$39,250	$23,718	$10,795	$50,910	$20,237	$36,030
Interest and other charges, before reduction for amounts capitalized	48,544	40,998	7,052	42,373	37,660	40,022
Provision for income taxes	29,754	19,402	8,231	34,248	24,836	30,001
Interest element of rentals charged to income(a)	3,020	891	311	1,849	3,076	3,016
Earnings as defined	$120,568	$85,009	$26,389	$129,380	$85,809	$109,069

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$29,964	$28,751	$3,972	$31,758	$29,565	$30,029
Other interest expense	11,546	6,008	1,979	3,061	4,318	9,993
Subsidiary's preferred stock dividend requirements	7,034	6,239	1,101	7,554	3,777	--
Interest element of rentals charged to income (a)	3,020	891	311	1,849	3,076	3,016
Fixed charges as defined	$51,564	$41,889	$7,363	$44,222	$40,736	$43,038

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.34	2.03	3.58	2.93	2.11	2.53

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(a)  Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.8

PENNSYLVANIA ELECTRIC COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended
	December 31,	Jan. 1-	Nov. 7-	Year Ended December 31,
	2000	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$39,250	$23,718	$10,795	$50,910	$20,237	$36,030
Interest and other charges, before reduction for
amounts capitalized	48,544	40,998	7,052	42,373	37,660	40,022
Provision for income taxes	29,754	19,402	8,231	34,248	24,836	30,001
Interest element of rentals charged to income (a)	3,020	891	311	1,849	3,076	3,016
Earnings as defined	$120,568	$85,009	$26,389	$129,380	$85,809	$109,069
FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest on long-term debt	$29,964	$28,751	$3,972	$31,758	$29,565	$30,029
Other interest expense	11,546	6,008	1,979	3,061	4,318	9,993
Preferred stock dividend requirements	7,034	6,239	1,101	7,554	3,777	--
Adjustments to preferred stock dividends to state on a
pre-income tax basis	--	--	--	--	--	--
Interest element of rentals charged to income (a)	3,020	891	311	1,849	3,076	3,016
Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$51,564	$41,889	$7,363	$44,222	$40,736	$43,038
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	2.34	2.03	3.58	2.93	2.11	2.53

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(a)  Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.